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                             EXHIBIT 28.2 (1 PAGE)

                PRESS RELEASE DATED OCTOBER 15, 1997 ANNOUNCING
                    DECLARATION OF A CASH DIVIDEND PAYABLE
                  NOVEMBER 12, 1997 TO SHAREHOLDERS OF RECORD
                               OCTOBER 31, 1997



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PMFI  PERPETUAL MIDWEST FINANCIAL, INC.
--------------------------------------------------------------------------------



FOR IMMEDIATE RELEASE


                                               DATE:    October 15, 1997
                                               CONTACT: Rick L. Brown, CFO
                                                        at  (319) 366-1851

                       PERPETUAL MIDWEST FINANCIAL, INC



CEDAR RAPIDS, IOWA ------


Perpetual Midwest Financial, Inc., parent company of Perpetual Savings Bank, FSB, announced that the Corporation will pay a cash dividend of $0.075 (seven and one-half cents) per share of outstanding common stock. The dividend will be payable on November 12, 1997 to shareholders of record on October 31, 1997.

Perpetual Savings Bank, FSB serves Linn and Johnson counties through its four full service offices in Cedar Rapids and one office located in Iowa City, Iowa.

The Corporation's stock is traded on the NASDAQ National Market under the symbol "PMFI".


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                 700 First Avenue NE, Cedar Rapids, Iowa 52401
                 P.O. Box 1302, Cedar Rapids, Iowa 52406-1302
                  Phone: (319) 366-1851; Fax: (319) 369-5653